Exhibit 99.(d)(1)

American United Life Insurance Company®

[One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368]

[800-537-6442    www.oneamerica.com]

American United Life Insurance Company® (AUL) will pay the Death Benefit Proceeds to the beneficiary upon receipt of Proper Notice and due proof that the Insured’s death occurred while this policy was in force, subject to the terms of this policy.

RIGHT TO EXAMINE THE POLICY

THIS POLICY MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN TEN (10) DAYS AFTER IT IS RECEIVED. IF THIS POLICY REPLACES ANOTHER LIFE INSURANCE POLICY, THE POLICY MAY BE SENT BACK TO AUL OR ITS REPRESENTATIVE WITHIN THIRTY (30) DAYS. IN SUCH CASE, THIS POLICY WILL BE VOID FROM THE BEGINNING.  WE WILL REFUND THE PREMIUMS PAID.

THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR MAY VARY DEPENDING ON THE INVESTMENT EXPERIENCE AND THE DEATH BENEFIT OPTION SELECTED.  THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION.

THE CASH VALUE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, IS VARIABLE AND MAY INCREASE OR DECREASE.  NO MINIMUM CASH VALUE IS GUARANTEED.

READ YOUR POLICY CAREFULLY

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE NON-PARTICIPATING

PERIOD OF COVERAGE NOT GUARANTEED

This policy is a legal contract between the owner and AUL.

Signed for American United Life Insurance Company® by

Table of Contents

Section
Policy Data Page	3

Definitions	11

Benefits Available Under the Policy	14

General Provisions	14

Owner and Beneficiary	15

Life Insurance Qualification	16

Death Benefit	17

Policy Changes	18

Face Amount Coverage at and after Age 121	19

Premiums	20

Policy Charges	21

Policy Values	22

Variable Account Provisions	23

Fixed Account Provisions	25

Transfers	25

Loans	26

Surrender	27

Guaranteed Death Benefit Provision	28

Termination of the Policy	29

Other Policy Provisions.	30

Settlement Options	31

Section 1. Policy Data Page

Name of Insured(s)	Sex	Age	Premium Class
[John Doe]	[Male]	[ 35]	[Standard, Non-Tobacco]

Policy Owner(s)
[John Doe]

Issue Date	Policy Date	Policy Number
[11/01/2021]	[12/01/2021]	[123456789]

Policy Specifications

Plan: Flexible Premium Variable Adjustable Universal Life

Initial Premium:	[$1,343.00]
Premium Mode:	[Annual]
Planned Premium:	[$1,343.00]
Initial Net Premium Allocation:	[xyz Money Market]
Target Premium:	[$1,343.00]

Initial Face Amount:	[$100,000]
Face Amount Coverage expires according to Section 9 of the policy.

Guaranteed Death Benefit Secondary Account Interest Rate:	[2.0%]

Death Benefit Option:	[Option 1]
Refer to the Death Benefit section of Your policy for an explanation of the Death Benefit Option.

Death Benefit Discount:	[1.0%]

Life Insurance Qualification Test:	[Cash Value Accumulation Test]

Policy Charge Specifications

Premium Expense Charge

Policy Years	Up to Target Premium	Excess of Target Premium
[1-10]	[6%] of all premiums received in the Policy Year	[6%] of all premiums received in the Policy Year

[11-20]	[2%] of all premiums received in the Policy Year	[2%] of all premiums received in the Policy Year

[21-30]	[2%] of all premiums received in the Policy Year	[2%] of all premiums received in the Policy Year

[30+]	[2%] of all premiums received in the Policy Year	[2%] of all premiums received in the Policy Year

Monthly Administrative Charge

Guaranteed Maximum:	[$15] per month

Face Amount Charge

Guaranteed Maximum:

Face Amount Charge:	[$5.05] per month for [10] years from the Policy Date based on Initial Face Amount

Asset-Based Charge - 1/12th of the following percentages of the Account Value is deducted each month:

Guaranteed Maximum:

Policy Years [1-10]	[0.20%] Account Value

Policy Years [11-20]	[0.20%] Account Value

Policy Years [21-30]	[0.20%] Account Value

Policy Years [31+]	[0.20%] Account Value

3[A]

Surrender Charge

TABLE OF SURRENDER CHARGES:

Based on Initial Face Amount as of Policy Date.

Policy Year	Surrender Charge	Policy Year	Surrender Charge
1	[$ 1,343.00	7	$604.35
2	$1,208.70	8	$402.90
3	$1,141.55	9	$268.60
4	$1,074.40	10	$134.30	]
5	$872.95
6	$738.65

Loan Specifications

Minimum Loan Amount:  [$500]

Interest Rate Charged on Loans:

Policy Years [1-5]	[4.75%]

Policy Years [6-30+]	[4.25%]

Interest Rate Credited on the Loan Account:  Guaranteed Rate: [4.25%]

Transfer Specifications

Maximum Number of Transfers:  [20] in any Policy Year

Transfer Charge:               [$0] for the first [20] transfers in any Policy Year

Fixed Account Specifications

Guaranteed Interest Rate on the Fixed Account:  [1.0]%

Maximum Transfer Amount from the Fixed Account per Policy Year:

Greater of:

1.             [25%] of the amount in the Fixed Account at the beginning of the Policy Year; or

2.             [$5,000], less any partial cash surrenders made from the Fixed Account since the beginning of the Policy Year.

Separate Account Specifications

Separate Account:  AUL American Individual Variable Life Unit Trust

Minimum Transfer Amount:  [Currently no minimum. AUL may set a minimum]

3[B]

Policy Minimum Specifications

Minimum Premium Payment Subsequent to Initial Premium: [$100]

Minimum Face Amount: [$100,000]

Minimum Premium Allocation to Any Investment Account or the Fixed Account: [1%] of the premium payment (All allocations must be in whole percentages.)

Minimum Income Payment Amount: [$100]

Guaranteed Interest Rate for Income Payment Options: [1.0%]

Guaranteed Mortality Table for Income Payment Options: [2012 Individual Annuity Female Mortality Table adjusted for mortality improvement from 2012 to the year of income payment commencement using Projection Scale G2.]

Policy Change Specifications

First date a change in the Death Benefit Option may be requested: [One Year After Policy Date]

First date a Partial Surrender may be requested: [One Year After Policy Date]

Minimum Partial Surrender Amount: [$ 500]

First date a decrease in Face Amount may be requested: [One Year After Policy Date]

Minimum decrease in Face Amount: [$25,000]

Date subsequent decreases and option changes may be requested: [One year following the effective date of a previous change]

Maximum Attained Age for Death Benefit Option Change: 85

3[C]

Assumed date of the delivery of this policy for determining the end of the Right to Examine period solely for the purpose of transferring the Net Premiums into the Fixed or Variable Accounts:  [5] days after the Issue Date

Home Office:  Our Home Office is a location designated by the Board of Directors.

It is located at [One American Square, P.O. Box 368, Indianapolis, Indiana 46206-0368]

Your State Department of Insurance Contact: [Indiana Department of Insurance]
[800-123-4567]

Rider Specifications

Details of riders are given on separate Rider Data Pages that follow.

3[D]

TABLE OF MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000 OF NET AMOUNT AT RISK, and MINIMUM INSURANCE PERCENTAGES USING THE [CASH VALUE ACCUMULATION TEST]

Attained	Monthly Guaranteed	Minimum Insurance	Attained	Monthly Guaranteed	Minimum Insurance
Age	Cost of Insurance Rate	Percentage	Age	Cost of Insurance Rate	Percentage
[35	0.02	254	79	3.43	121
36	0.02	249	80	3.88	119
37	0.03	244	81	4.38	118
38	0.04	240	82	4.97	117
39	0.04	235	83	5.64	116
40	0.05	230	84	6.42	114
41	0.06	226	85	7.33	113
42	0.07	222	86	8.38	112
43	0.08	218	87	9.57	111
44	0.08	214	88	10.89	111
45	0.09	210	89	12.31	110
46	0.10	206	90	13.79	109
47	0.11	202	91	15.30	108
48	0.13	198	92	16.80	108
49	0.14	195	93	18.24	107
50	0.16	191	94	19.58	107
51	0.18	188	95	20.97	106
52	0.20	184	96	20.97	106
53	0.22	181	97	20.97	105
54	0.25	178	98	20.97	104
55	0.29	175	99	20.97	102
56	0.31	172	100	20.97	100
57	0.33	159	101	20.97	100
58	0.35	166	102	20.97	100
59	0.38	163	103	20.97	100
60	0.41	161	104	20.97	100
61	0.46	158	105	20.97	100
62	0.51	155	106	20.97	100
63	0.57	153	107	20.97	100
64	0.63	150	108	20.97	100
65	0.70	148	109	20.97	100
66	0.77	145	110	20.97	100
67	0.85	143	111	20.97	100
68	0.94	141	112	20.97	100
69	1.04	139	113	20.97	100
70	1.17	137	114	20.97	100
71	1.31	135	115	20.97	100
72	1.48	133	116	20.97	100
73	1.68	131	117	20.97	100
74	1.90	129	118	20.97	100
75	2.15	127	119	20.97	100
76	2.42	126	120	20.97	100
77	2.71	124	121	20.97	100]
78	3.05	122

The Minimum Insurance Percentages are determined to comply with Section 7702 of the Internal Revenue Code.  Mortality Table: [2017 Commissioners Standard Ordinary Ultimate Mortality Table, Age at Last Birthday, Sex and Tobacco Distinct.]

3[E]

TABLE OF MONTHLY GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1000 OF NET AMOUNT AT RISK, and MINIMUM INSURANCE PERCENTAGES USING THE [GUIDELINE PREMIUM TEST]

Attained	Monthly Guaranteed	Minimum Insurance	Attained	Monthly Guaranteed	Minimum Insurance
Age	Cost of Insurance Rate	Percentage	Age	Cost of Insurance Rate	Percentage
[35	0.02	250	79	3.43	105
36	0.02	250	80	3.88	105
37	0.03	250	81	4.38	105
38	0.04	250	82	4.97	105
39	0.04	250	83	5.64	105
40	0.05	250	84	6.42	105
41	0.06	243	85	7.33	105
42	0.07	236	86	8.38	105
43	0.08	229	87	9.57	105
44	0.08	222	88	10.89	105
45	0.09	215	89	12.31	105
46	0.10	209	90	13.79	105
47	0.11	203	91	15.30	104
48	0.13	197	92	16.80	103
49	0.14	191	93	18.24	102
50	0.16	185	94	19.58	101
51	0.18	178	95	20.97	100
52	0.20	171	96	20.97	100
53	0.22	164	97	20.97	100
54	0.25	157	98	20.97	100
55	0.29	150	99	20.97	100
56	0.31	146	100	20.97	100
57	0.33	142	101	20.97	100
58	0.35	138	102	20.97	100
59	0.38	134	103	20.97	100
60	0.41	130	104	20.97	100
61	0.46	128	105	20.97	100
62	0.51	126	106	20.97	100
63	0.57	124	107	20.97	100
64	0.63	122	108	20.97	100
65	0.70	120	109	20.97	100
66	0.77	119	110	20.97	100
67	0.85	118	111	20.97	100
68	0.94	117	112	20.97	100
69	1.04	116	113	20.97	100
70	1.17	115	114	20.97	100
71	1.31	113	115	20.97	100
72	1.48	111	116	20.97	100
73	1.68	109	117	20.97	100
74	1.90	107	118	20.97	100
75	2.15	105	119	20.97	100
76	2.42	105	120	20.97	100
77	2.71	105	121	20.97	100]
78	3.05	105

The Minimum Insurance Percentages are determined to comply with Section 7702 of the Internal Revenue Code. Mortality Table: [2017 Commissioners Standard Ordinary Ultimate Mortality Table, Age at Last Birthday, Sex and Tobacco Distinct.]

3[F]

RIDER DATA PAGE

ICC21 LR-300	ACCELERATED DEATH BENEFIT TERMINAL ILLNESS RIDER

POLICY NUMBER:	[123456789]

POLICY DATE:	[12/1/2021]

INSURED:	[JOHN A. DOE]

RIDER ISSUE AGE AND SEX:	[35] [MALE]

PREMIUM CLASS:	[STANDARD NON-TOBACCO]

RIDER CHARGE:	$0.00

RIDER EXPIRY DATE:	Upon Owner exercising Overloan Protection Rider or Termination of the Policy

MINIMUM ACCELERATED DEATH BENEFIT AMOUNT:	[$5,000]

MAXIMUM ACCELERATED DEATH BENEFI AMOUNT:	Equal to the lesser of [75%] of the Death Benefit of the base policy or [$1,000,000]

MINIMUM ATTAINED AGE	[18]

ADMINISTRATIVE FEE	[$250.00]

SEE RIDER PAGES FOR COMPLETE DETAILS.

RIDER DATA PAGE

ICC21 LR-301	ACCELERATED DEATH BENEFIT CHRONIC ILLNESS RIDER

POLICY NUMBER:	[123456789]

POLICY DATE:	[12/1/2021]

INSURED:	[JOHN A. DOE]

RIDER ISSUE AGE AND SEX:	[35] [MALE]

PREMIUM CLASS:	[STANDARD NON-TOBACCO]

RIDER CHARGE:	$0.00

RIDER EXPIRY DATE:	Upon Owner exercising the Overloan Protection Rider or Termination of the Policy

ELMINATION PERIOD:	[90] days

NET AMOUNT AT RISK
AGE AT TIME OF CLAIM	PERCENTAGE
69 and Under	25%
70- 79	50%
80 and above	75%

MINIMUM ATTAINED AGE	[18]

ADMINISTRATIVE FEE	[$250.00]

SEE RIDER PAGES FOR COMPLETE DETAILS.

RIDER DATA PAGE

ICC21 LR-302	ACCOUNTING BENEFIT RIDER

POLICY NUMBER:	[123456789]

POLICY DATE:	[12/1/2021]

INSURED:	[JOHN A. DOE]

RIDER ISSUE AGE AND SEX:	[35] [MALE]

PREMIUM CLASS:	[STANDARD NON-TOBACCO]

RIDER CHARGE:	$0.00

RIDER EXPIRY DATE:	Earlier of the end of surrender charge period or termination of the policy

ACCOUNTING BENEFIT SURRENDER CHARGE WAIVER PERCENTAGES:

Policy Year	Surrender Charge Waiver Percentage	Policy Year	Surrender Charge Waiver Percentage
1	[90%	6	0%
2	80%	7	0%
3	60%	8	0%
4	40%	9	0%
5	20%	10	0%]

SEE RIDER PAGES FOR COMPLETE DETAILS.

RIDER DATA PAGE

ICC21 LR-303	AVIATION EXCLUSION RIDER

POLICY NUMBER:	[123456789]

POLICY DATE:	[12/1/2021]

INSURED:	[JOHN A. DOE]

RIDER ISSUE AGE AND SEX:	[35] [MALE]

PREMIUM CLASS:	[STANDARD NON-TOBACCO]

RIDER CHARGE:	$0.00

RIDER EXPIRY DATE:	Upon Termination of the policy

SEE RIDER PAGES FOR COMPLETE DETAILS.

RIDER DATA PAGE

ICC21 LR-304	CHILDREN’S INSURANCE BENEFIT RIDER

POLICY NUMBER:	[123456789]

POLICY DATE:	[12/1/2021]

INSURED:	[JOHN DOE]

RIDER ISSUE AGE AND SEX:	[35] [MALE]

PREMIUM CLASS:	[STANDARD NON-TOBACCO]

RIDER CHARGE:	[$6.50] per unit

RIDER EXPIRY DATE:	Policy Anniversary following the earlier of Insured’s Attained Age 65 or upon policy termination.

INSURED CHILD(REN):	Listed on application or as added after issue

AMOUNT OF TERM INSURANCE:	[10] units per insured child
[$500] per unit before 6 months of age
[$1,000] per unit on or after 6 months of age

SEE RIDER PAGES FOR COMPLETE DETAILS.

Cash values, reserves and net single premiums are based on the [2017 Commissioners Standard Ordinary, Ultimate Mortality Table Age at Last Birthday, Sex and Tobacco Distinct Table].  Calculations for cash values and the amount of paid-up insurance are based on curtate functions with interest at [2]% per year.

RIDER DATA PAGE

ICC21 LR-305	OVERLOAN PROTECTION RIDER

POLICY NUMBER:	[123456789]

POLICY DATE:	[12/1/2021]

INSURED:	[JOHN A. DOE]

RIDER ISSUE AGE AND SEX:	[35] [MALE]

PREMIUM CLASS:	[STANDARD NON-TOBACCO]

RIDER CHARGE:	No charge until rider is exercised. At time of exercise, a one-time charge equal to the Overloan Protection Rider Percentage multiplied by the Account Value will be assessed.

RIDER EXPIRY DATE:	The earlier of policy termination or Age 121

FIRST DATE THE RIDER MAY BE EXERCISED:	[15] Policy Years After Policy Date

MINIMUM ATTAINED AGE TO EXERCISE RIDER:	[65]

MINIMUM LOAN INDEBTEDNESS PERCENTAGE:	[80.0%]

MAXIMUM LOAN INDEBTEDNESS PERCENTAGE:	99.9%

OVERLOAN PROTECTION RIDER PERCENTAGE:	[98.0%]

SEE RIDER PAGES FOR COMPLETE DETAILS.

RIDER DATA PAGE

ICC21 LR-306	WAIVER OF MONTHLY DEDUCTIONS RIDER

POLICY NUMBER:	[123456789]

POLICY DATE:	[12/1/2021]

INSURED:	[JOHN A. DOE]

RIDER ISSUE AGE AND SEX:	[35] [MALE]

PREMIUM CLASS:	[STANDARD, NON-TOBACCO]

RIDER EXPIRY DATE:	Policy Anniversary nearest Attained Age 65

PERIOD OF WAIVER:	If Total Disability occurs before age 60, Monthly Deductions waived as long as Total Disability continues to earliest of age 121 or policy termination.

If Total Disability occurs between ages 60-65, Monthly Deductions waived as long as Total Disability continues but not beyond age 65 or policy termination.

WAIVER OF MONTHLY DEDUCTIONS DISABILITY TABLE

Monthly Cost Factors to be applied to the Monthly Deductions

Issue Age	Monthly Cost Factor	Issue Age	Monthly Cost Factor	Issue Age	Monthly Cost Factor
[18	0.0595	31	0.0806	44	0.0868
19	0.0595	32	0.0827	45	0.0853
20	0.0595	33	0.0847	46	0.0803
21	0.0614	34	0.0868	47	0.0753
22	0.0634	35	0.0888	48	0.0702
23	0.0653	36	0.0896	49	0.0652
24	0.0673	37	0.0903	50	0.0602
25	0.0692	38	0.0911	51	0.0607
26	0.0711	39	0.0918	52	0.0613
27	0.0730	40	0.0926	53	0.0618
28	0.0748	41	0.0911	54	0.0624
29	0.0767	42	0.0897	55	0.0629]
30	0.0786	43	0.0882

SEE RIDER PAGES FOR COMPLETE DETAILS.

Section 2. Definitions

Account Value - The sum of Your values in the Fixed Account, the Variable Account, and the Loan Account. Details are in the Policy Values section.

Age - The Insured’s current age as of the Policy Date, as shown on the Policy Data Page

Attained Age — The Insured’s Age increased by one (1) for each complete Policy Year.

Cash Value - The Account Value less any Surrender Charges.

Cash Surrender Value - The Cash Value reduced by any indebtedness.

Death Benefit Discount Factor - The factor used in determination of the Net Amount At Risk as described in the Policy Charges provisions. Death Benefit Discount Factor = (1 + Death Benefit Discount)(1/12). The Death Benefit Discount is shown on the Policy Data Page.

Face Amount — The amount of insurance shown on the Policy Data Page, or as subsequently changed.

Fixed Account — The Account Value of this policy, which is invested in Our general account, and is not part of or dependent on the investment performance of the Variable Account.

Home Office - AUL Home Office as shown on the Policy Data Page or any other office as may be designated by the Board of Directors.

Insured - The person You name whose life is covered by this policy. If the insured dies while this policy is in force, then the Death Benefit proceeds become payable.

Investment Accounts - One (1) or more of the subdivisions of the Separate Account. Each Investment Account is invested in a different fund Portfolio.

Issue Date - As shown on the Policy Data Page. This is a reference date used in determining the end of the Right to Examine period solely for the purpose of allocating the initial Net Premium.

Minimum Insurance Percentage - The minimum percentage of Account Value required to qualify as a life insurance policy under the Internal Revenue Code. A table of these percentages is on the Policy Data Page.

Modified Endowment Contract - A classification of policies determined under the Internal Revenue Code which affects the tax status of distributions from the policy.

Monthiversary - The same date of each month as the Policy Date. If the Policy Date is the 29th, 30th or 31st of a calendar month, then for any calendar month that has fewer days, the Monthiversary will be the last day of such calendar month. If a Monthiversary falls on a day which is not a Valuation Date, the processing of the Monthiversary will be the next Valuation Date.

Net Amount At Risk - The amount used to determine Cost of Insurance charge. Refer to the Policy Charges section of Your policy.

Net Premium - The total premium paid reduced by the Premium Expense Charges shown on the Policy Data Page.

Owner(s) — The Owner(s) named in the application, unless changed in accordance with the policy provisions.

Partial Surrender - A withdrawal of a portion of the Cash Surrender Value.

Planned Premium - The amount specified by You as shown on the Policy Data Page or as subsequently changed by You. The Planned Premium is the amount We will bill You or, in the case of Our automatic premium plan, the amount We will deduct from the account selected by You.

Policy Anniversary - The same date each year as the Policy Date.

Policy Data Page - The Policy Data Page or the supplemental Policy Data Page most recently sent to You by Us.

Policy Date - The date from which Monthiversaries, Policy Years, and Policy Anniversaries are measured, as shown on the Policy Data Page. Suicide and Incontestability periods are measured from the Policy Date.

Policy Year - One (1) year from the Policy Date and from each Policy Anniversary thereafter.

Premium Mode - The frequency of the Planned Premium as shown on the Policy Data Page or as subsequently changed by You.

Portfolio - The separate investment fund in which the Separate Account invests.

Proper Notice - Notice and documents that are received at Our Home Office in good order in a form that is acceptable to Us.

Separate Account - The Separate Account of AUL identified on the Policy Data Page. The Separate Account is segregated into several Investment Accounts.

Surrender Charge Period — The Policy Years during which the surrender charge exceeds $0.

After the Surrender Charge Period, no surrender charges apply. The surrender charge amounts are shown on the Policy Data Page.

Target Premium — A reference value based on Initial Face Amount used only to calculate policy charges. The Target Premium is not a required premium amount.

Valuation Date - The dates on which the Investment Accounts are valued. A Valuation Date is any date on which the New York Stock Exchange, or its successor is open for trading and We are open for business.

Valuation Period - A Valuation Period begins at the close of one (1) Valuation Date and ends at the close of the next succeeding Valuation Date.

Variable Account -The Account Value of this policy which is invested in one (1) or more Investment Accounts.

We, Our, Us, the Company - American United Life Insurance Company.

You, Your - The Owner of this policy.

Section 3. Benefits Available Under the Policy

This policy has a Death Benefit, a surrender benefit, and a loan provision. The terms of these benefits are described in the policy.

Section 4. General Provisions

Entire Contract - The entire contract consists of:

1.              This policy; and

2.              Riders, endorsements and amendments, if any; and

3.              The attached copy of Your application and any supplemental application(s).

We may require supplemental applications as applicable for adjustments to this policy subsequent to the Policy Date. These applications will be endorsed upon the policy and will be considered part of the entire contract.

This policy is issued in consideration of the application and payment of the initial premium.

Any change in this policy must be signed by AUL President, Vice President or Secretary. No representative is authorized to change or waive any policy provision.

Reliances - All statements made in the application for the issuance or reinstatement of this policy in the absence of fraud are deemed representations and not warranties. No statement will void this policy or be used in defense of a claim unless contained in the application. We are not liable for a request made in accordance with Your instructions.

Incontestability - In the absence of fraud, We will not contest this policy after it has been in force during the lifetime of the Insured for two (2) years from the Policy Date. After two (2) years We may contest this policy for non-payment of premium or fraud in the procurement of the policy when permitted by applicable state law in the state where the policy is delivered or issued for delivery.

If this policy is reinstated, the incontestable period will start over again beginning on the effective date of the reinstatement, but only for statements made in the application for reinstatement unless the original contestable period has not expired. The reinstated policy may be contested for fraud in the procurement of the reinstated policy when permitted by applicable state law in the state where the policy is delivered or issued for delivery.

Suicide - If the Insured dies by suicide, while sane or insane, within two (2) years from the Policy Date or the effective date of any reinstatement, We will not pay a Death Benefit. We will terminate this policy and refund the premiums paid, less any outstanding loan balance, unpaid loan interest, and any Partial Surrenders.

Juvenile Insureds -tobacco/non-tobacco mortality tables - We will classify juvenile insureds as standard non-tobacco. We will use the composite mortality table for juvenile insureds until they reach Attained Age 18. After such time we will use the standard non-tobacco mortality table, point in scale.

Misstatement of Age or Sex - If the Insured’s Age or sex has been misstated, We will adjust the Death Benefit to the amount that would have been purchased at the correct Age or sex. In consideration of the most recent Cost of Insurance rate, the Net Amount At Risk will be adjusted by the ratio of the incorrect Cost of Insurance rate to the correct Cost of Insurance rate. We will not make any retrospective recalculations to the Account Value. We may adjust future months’ deductions so as to reflect the corrected Age and sex.

Coverage may not be terminated if the correct Age is outside the issue Ages for this policy. The Cost of Insurance rate and benefits will be adjusted using the correct Age

Section 5. Owner and Beneficiary

Ownership - You have all rights in this policy while the Insured is living. Your rights are subject to the interests of any assignee, irrevocable beneficiary, or irrevocable contingent beneficiary. If You die before the Insured, any Contingent Owner named in the application will be the new Owner. If there is no Contingent Owner, then Your estate becomes the new Owner.

Assignment — Unless restricted by applicable law, You may assign this policy with Proper Notice to Us. Your rights and the rights of any beneficiary will be secondary to the rights of the assignee. An assignment will be subject to any loan on this policy. If there are any irrevocable beneficiaries or irrevocable contingent beneficiaries, You must obtain their consent before assigning Your policy. We are not responsible for the validity of any assignment. Unless otherwise specified by the Owner, the assignment will take effect on the date the Proper Notice is signed by the Owner, subject to any payments made or other action taken prior to Our receipt of Proper Notice. To the extent allowed by law, payments under the policy are not subject to legal process for the claims of creditors.

Beneficiary - The beneficiary will receive the Death Benefit proceeds of this policy upon the Insured’s death. Beneficiaries are as named in the application unless later changed by You. You can name more than one beneficiary.

The interests of a beneficiary who dies before the Insured will pass to any surviving named beneficiaries unless You specify otherwise. If no beneficiary survives the Insured, You will be the beneficiary, or Your estate.

Change of Owner or Beneficiary - While the Insured is living, You may transfer ownership or change the beneficiary of this policy by giving Proper Notice to Us. Unless otherwise specified by the Owner, a change will take effect on the date the Proper Notice is signed by the Owner, subject to any payments made or actions taken by Us before We receive the Proper Notice. An irrevocable beneficiary or irrevocable contingent beneficiary may be changed only with the written consent of that beneficiary.

A new beneficiary designation revokes any prior designation. We are not responsible for the validity of any beneficiary designation. We are not obligated to pay Death Benefit proceeds to any beneficiary(ies) that is (are) listed on or located in any countries appearing on any US Government sanctions list.

Section 6. Life Insurance Qualification

It is intended that this policy be considered as life insurance for federal income tax purposes, notwithstanding any other provision of the policy to the contrary, in order to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code.

We may make any reasonable adjustments to the conditions or terms of this policy if necessary, to allow it to continue to qualify as life insurance. This provision is not a guarantee that this policy will receive tax treatment as life insurance. Additionally, it does not guarantee that the tax treatment of life insurance will never change by the future actions of any tax authority. In order to ensure that this policy qualifies as life insurance, one of the tests described below will be applied to the policy. The Policy Data Page lists the Life Insurance Qualification.

The default test is the Cash Value Accumulation Test. The test CANNOT be changed after the Policy Date. We reserve the right to limit the life insurance qualification tests available.

Cash Value Accumulation Test - The minimum Death Benefit must be maintained. We may modify the Minimum Insurance Percentage shown on the Policy Data Page, retroactively if needed, to ensure or maintain qualification of this policy as a life insurance contract for federal income tax purposes, not withstanding any other provision of this policy to the contrary.

Guideline Premium Test - If at any time the premiums received exceed the amount allowable for tax qualification, the excess amount may be removed from the policy as of the date of its payment, together with interest and/or investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount shall be refunded within 60 days after the end of the applicable Policy Year. If this excess amount is not refunded within 60 days, the Face Amount under the policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount needed to ensure or maintain tax qualification.  However, We will not refuse to accept any premium necessary to continue coverage but only if such premium would result in a zero Cash Value at the end of the Policy Year. Additionally, the minimum Death Benefit must be maintained.

Policy Changes Effect on Life Insurance Qualification Tests - Policy changes, such as a change in Death Benefit Option, Face Amount, or certain other policy changes, will frequently change the policy’s limits under the Life Insurance Qualification Test. If any requested change would cause the policy to fail to qualify as life insurance for tax purposes We may refuse or limit the request.

Section 7. Death Benefit

Death Benefit Proceeds- The Death Benefit Proceeds are paid to the beneficiary when We receive Proper Notice and due proof that the Insured died while this policy was in force. Due proof of death will consist of a certified copy of the death certificate of the Insured or other lawful evidence providing equivalent information and proof of the beneficiary’s interest in the Death Benefit Proceeds in a form acceptable to Us. Coverage under this policy is effective as of the Policy Date as shown on the Policy Data Page.

The Death Benefit Proceeds are:

1.              The Death Benefit provided by the Death Benefit Option (Death Benefit Options are described below) in effect as of the end of the Valuation Period during which death occurs; plus

2.              Any benefits provided by rider payable at the Insured’s death; less

3.              Any outstanding lien, loan and loan interest as of the date of death.

If the Insured dies during the Grace Period, the Death Benefit paid on death will be equal to:

1.              The Death Benefit provided by the Death Benefit Option in effect at the end of business on the previous business day to the start of the Grace Period; plus

2.              Any benefits provided by rider payable at the Insured’s death; less

3.     Any outstanding lien, loan and loan interest as of the date of death; less

4.     The shortfall in total required premiums to maintain the Guaranteed Death Benefit Provision as of the start of the Grace Period.

Death Benefit Payment Options- The Death Benefit proceeds may be paid in a lump sum, under a Settlement Option as set forth in the Settlement Options section, or in any other way agreeable to You and Us. Before the Insured dies, You may choose how the Death Benefit proceeds are to be paid. If You have not made a choice before the Insured dies, the beneficiary may choose how the Death Benefit proceeds are paid. When part or all of the Death Benefit proceeds are paid in a lump sum, We will include interest from the date of death to the payment date. Interest will accrue:

1.              At the rate or rates applicable to the policy funds left on deposit, as of the date of death;

2.              At the rate listed in Item 1.  above, plus additional interest at a rate of 10% annually beginning with the date that is thirty-one (31) calendar days from the latest of items a., b., and c.  below to the date the claim is paid:

a.              The date the due proof of death is received by Us;

b.              The date We receive sufficient information to determine Our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

c.               The date legal impediments to payment of proceeds that depend upon the action of parties other than Us are resolved and sufficient evidence of the same is provided by Us. Legal impediments to payment include, but are not limited to:

1.              The establishment of guardianships and conservatorships;

2.              The appointment and qualification of trustees, executors and administrators; and

3.              The submission of information required to satisfy state and federal reporting requirements.

Death Benefit Options

Option 1 - The Death Benefit is equal to the greater of:

1.              The Face Amount in effect at the time of death; or

2.              The Account Value multiplied by the appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

Option 2 - The Death Benefit is equal to the greater of:

1.              The Face Amount in effect at the time of death plus the Account Value; or

2.              The Account Value multiplied by the appropriate percentage from the Table of Minimum Insurance Percentages on the Policy Data Page.

Section 8. Policy Changes

You may make the following changes to this policy, as long as the policy is not in the Grace Period.  We reserve the right, however, to not accept any change which might disqualify this policy as life insurance under federal tax law. Our acceptance of any of Your changes does not imply there will be no effect on the qualification of Your policy as life insurance as a result of Your changes.

The policy will be amended or endorsed to reflect the adjustment and its effect upon policy features, including any decrease or other adjustments to the amount or type of coverage, expense charges, Surrender Charges and/or Cost of Insurance rates, if applicable.

Decrease the Face Amount of Insurance - You may request a decrease of the Face Amount by Proper Notice at any time on or after the First date a decrease in Face Amount may be requested specified on the Policy Data Page. The Minimum decrease in Face Amount is shown on the Policy Data Page. You may not make a decrease which reduces the Face Amount of the policy below the Minimum Face Amount shown on the Policy Data Page.

A decrease of the Face Amount will be effective on the Monthiversary following Our receipt of Proper Notice. The decrease will not cause a decrease in the Face Amount Charge.

On the effective date of the decrease, We will deduct a proportional Surrender Charge from the Account Value. A corresponding reduction will be made in subsequent Surrender Charges.

Changing the Death Benefit Option - You may request the following changes in the Death Benefit Option by Proper Notice at any time on or after the First date a change in the Death Benefit Option may be requested on the Policy Data Page.

Option 1 to 2

If You request a change from Option 1 to Option 2, the Face Amount will be decreased by the amount of the Account Value on the date of change. We will not permit a change which would decrease the Face Amount below the minimum amount shown on the Policy Data Page. The change will be effective on the Monthiversary following Our receipt of Proper Notice.

Option 2 to 1

If You request a change from Option 2 to Option 1, the Face Amount will be increased by the amount of the Account Value on the date of change. We may require satisfactory evidence of insurability. The change will be effective on the Monthiversary following Our approval of the change.

Changing a Death Benefit Option does not change the Planned Premium, Guaranteed Death Benefit Provision, Face Amount Charges or the Surrender Charges.

Section 9. Face Amount Coverage at and after Age 121

On the Policy Anniversary on which the Insured reaches the Attained Age of 121, the following will occur:

1.              We will stop deducting any Monthly Deductions;

2.              We will stop accepting any new premium payments, except for those amounts required to keep the policy in force under the Grace Period;

3.              Partial Surrenders will no longer be available;

4.              Policy loans and loan repayments will continue.  Interest will continue to accrue and be added to the outstanding loan balance;

5.              We will continue to credit interest to the Account Value; and

6.              The Death Benefit will equal the Account Value.

NOTE: The policy may not continue to qualify as life insurance under federal tax law, and You may be subject to adverse tax consequences. You should consult with a tax advisor before continuing Your policy at age 121.

Section 10. Premiums

Payment of Premium - The Initial Premium on the Policy Data Page is due on or before delivery of the policy. There will be no coverage under this policy until the later of the date the Initial Premium is paid or the Issue Date except when the Initial Premium is paid at delivery of the policy then coverage will begin on the Policy Date.

Premium payments after the Initial Premium must be made to Our Home Office in a manner acceptable to Us. The premium must be in a form of lawful currency of the United States. Each premium payment must be at least equal to the Minimum Premium Payment Subsequent to Initial Premium shown on the Policy Data Page. We reserve the right to increase the minimum premium payment ninety (90) days after We send You notice of each increase.

The Planned Premium is the amount We will bill You or, in the case of Our automatic premium plan, the amount We will deduct from the account selected by You. The amount and Premium Mode of the Planned Premium on the Issue Date are shown on the Policy Data Page.

You may request a change in the amount and Premium Mode of the Planned Premium, by Proper Notice, at a maximum of once per year. We reserve the right to change the Planned Premium to comply with Our rules for billing amounts and frequency. The approval of Your request is subject to the limits described in this section. If We agree, We will make the change and notify You of the new premium payments and when they are due. The Premium Mode You choose and the actual amount of the premium payments will affect the Account Value and the period of time the policy remains in force.

If the payment of any premium would cause an increase in Net Amount At Risk because of the Minimum Insurance Percentage, We may require satisfactory evidence of insurability before accepting it. If We accept the premium, We will allocate the Net Premium to Your Account Value on the date of Our acceptance. If We do not accept the premium, We will refund it to You.

If the payment of any premium would cause the contract to become a Modified Endowment Contract, We will notify You. When We notify You, consistent with the terms of the notice, You have the opportunity to request a refund of the excess premium that would cause the policy to become a Modified Endowment Contract. However, the premium shall not be refunded it if is necessary to continue coverage.

Allocation of Net Premium

Initial Net Premium

The initial Net Premium and any Net Premium received during the Right to Examine period are allocated to the money market account on the later of the Policy Date or the date We receive the premium at Our Home Office.

At the end of the Right to Examine period, We transfer Your Account Value to the Fixed Account or the Variable Account based on Your current premium allocation instructions. The Assumed date of the delivery of this policy for determining the end of the Right to Examine period solely for the purpose of transferring the Net Premiums into the Fixed or Variable Accounts is shown on the Policy Data Page.

Subsequent Net Premiums

Subsequent Net Premiums are allocated as of the end of the Valuation Period during which We receive the premium at Our Home Office. You may change the allocation of subsequent Net Premiums at any time by Proper Notice, or by telephone if written authorization is on file with Us.

Section 11. Policy Charges

Premium Expense Charges — The Premium Expense Charges are shown on the Policy Data Page.  The Premium Expense Charges are deducted when the premium is received at Our Home Office in a manner acceptable to us.  The Net Premium is the premium less the Premium Expense Charges.

Monthly Deduction - The Monthly Deduction is a charge made against the Account Value.

The Monthly Deduction is the sum of:

1.              The Monthly Administrative Charge; plus

2.              The Face Amount Charge; plus

3.              The Asset-Based Charge; plus

4.              The Cost of Insurance; plus

5.              The cost for any policy riders.

The Monthly Deduction is deducted on the Policy Date and each Monthiversary. Monthly Deductions due on any Monthiversaries prior to the Issue Date are deducted on the next Monthiversary. The Monthly Deduction is deducted prorata from the Investment Accounts and the Fixed Account based on Your amounts in each account.

Monthly Administrative Charge — The Guaranteed Maximum Monthly Administrative Charge is shown on the Policy Data Page. A current Monthly Administrative Charge less than the Guaranteed Maximum Monthly Administrative Charge may be used at Our option.

Face Amount Charge — The Guaranteed Maximum Face Amount Charge at issue is shown on the Policy Data Page. A current Face Amount Charge less than the Guaranteed Maximum Face Amount Charge may be used at Our option. A decrease in Face Amount will not change the Guaranteed Maximum Face Amount Charge.

Cost of Insurance - The Guaranteed Maximum Cost of Insurance Rates are shown in the Table of Guaranteed Maximum Cost of Insurance Rates. A current Cost of Insurance rate less than the Guaranteed Maximum Cost of Insurance rate may be used at Our option. If You decrease the Face Amount after issue, each change may have different applicable Cost of Insurance rates.

The Cost of Insurance is the current Cost of Insurance rate multiplied by the Net Amount At Risk determined as of the date of the Monthly Deduction. The Net Amount At Risk is:

1.     The Death Benefit on the Monthiversary divided by the Death Benefit Discount Factor; less

2.     The Account Value.

Asset-Based Charge - The Asset-Based Charge is a percentage of the Account Value. It will be deducted monthly from the Investment Accounts and Fixed Account prorated based on Your amounts in each account. The Guaranteed Maximum Asset-Based Charge is shown on the Policy Data Page. A current Asset-Based Charge less than the guaranteed maximum Asset-Based Charge may be used at Our option.

Surrender Charge — The Table of Surrender Charges is shown on the Policy Data Page. If a Full Surrender is taken during the Surrender Charge Period, we will deduct the Surrender Charge from the Account Value on the effective date of the surrender.

If a Face Decrease is requested, We will deduct a proportional Surrender Charge from the Account Value on the effective date of the decrease. A corresponding reduction will be made to subsequent Surrender Charges.

Taxes - We reserve the right to deduct any taxes levied by any government entity which, at Our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the Separate Account or from the investment performance of the Separate Account.

Changes in Cost Factors - We bear the mortality, expense and experience risks of this policy. We may change the Premium Expense Charge, the Face Amount Charge, the Asset-Based Charge, the Cost of Insurance rates and Monthly Administrative Charges and any other variable charge up to the maximum guaranteed amounts stated in this policy. Any changes will be based on changes in expected mortality, expenses, taxes, regulatory environment, investment earnings, or persistency.

Section 12. Policy Values

Account Value - The Account Value is the sum of the values in the Fixed Account, the Variable Account, and the Loan Account. The Account Value on the Policy Date is the initial Net Premium received as of the Policy Date, less any Monthly Deduction charged as of the Policy Date.

The Account Value on each Valuation Date after the Policy Date will be:

1.     The Account Value on the prior Valuation Date; plus

2.              Interest credited to amounts allocated to the Fixed Account and the Loan Account; plus

3.              The positive or negative investment experience on amounts allocated to the Variable Account, as reflected by the change in value of the accumulation units; plus

4.     Any Net Premium for the policy allocated since the prior Valuation Date; less

5.     Any Partial Surrender paid since the prior Valuation Date; less

6.     Any Monthly Deduction or transfer charges assessed.

Cash Value - The Cash Value of this policy is:

1.     The Account Value of this policy; less

2.     The Surrender Charge, if any, shown on the Policy Data Page.

Cash Surrender Value - The Cash Surrender Value is the Cash Value less any outstanding loan and loan interest.

Section 13. Variable Account Provisions

Separate Account - The Separate Account is shown on the Policy Data Page. It is a separate account established and owned by Us. The assets of the Separate Account will be used to provide values and benefits under this contract and similar contracts, but the assets of the account equal to the reserves and other contract liabilities may not be charged with liabilities arising from any other business in which We take part. This account will be credited or charged for income, gains, and losses, whether or not realized from the assets allocated to the Separate Account without regard to other income, gain or losses arising from any other business in which We take part.

Investment Accounts - The Separate Account is subdivided into Investment Accounts, each of which invests in a different Portfolio.

Variable Account Value - The Variable Account Value of this policy equals the sum for all Investment Accounts of:

1.              The number of accumulation units credited to an Investment Account; multiplied by

2.     The appropriate accumulation unit value.

Crediting of Accumulation Units - We credit amounts allocated to the Investment Accounts in the form of accumulation units. The number of accumulation units to be credited is determined by dividing:

1.     The dollar amount allocated to the particular Investment Account; by

2.              The accumulation unit value for the particular Investment Account at the end of the Valuation Period during which the allocation is made.

Accumulation units are credited when Net Premiums are allocated or amounts are transferred into an Investment Account. Accumulation units are deducted when the Monthly Deduction is assessed or when amounts are partially surrendered or transferred out of an Investment Account.

Accumulation Unit Value - We determine the accumulation unit value for each Investment Account on each Valuation Date. The accumulation unit value for the money market account was initially set at one dollar ($1) and the value of each of the other Investment Accounts was set at  five dollars ($5) when operations commenced. The value for any later Valuation Period is found by multiplying:

1.              The net investment factor for the particular Investment Account, by

2.              The accumulation unit value for the same Investment Account for the preceding Valuation Period.

The accumulation unit value may increase or decrease from one Valuation Period to the next.

Net Investment Factor - The net investment factor is used to measure the investment performance of an Investment Account from one Valuation Period to the next. For any Investment Account, the net investment factor for a Valuation Period is determined by dividing 1. by 2., where:

1.     Is equal to:

a.              The net asset value per share of the fund held in the Investment Account determined at the end of the current Valuation Period; plus

b.              The per share amount of any dividend or capital gain distribution paid by the fund during the Valuation Period; plus

c.               The per share credit or charge with respect to taxes, if any, paid or reserved for by Us during the Valuation Period that is determined by Us to be attributable to the operation of the Investment Account.

2.              Is equal to:

a.              The net asset value per share of the fund held in the Investment Account determined at the end of the preceding Valuation Period; plus

b.              The per share credit or charge for any taxes reserved for the immediately preceding Valuation Period.

We guarantee that the expense and mortality results will not adversely affect the dollar amounts credited due to the net investment factor.

Addition, Deletion, or Substitution of Investments - We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the Portfolio shares that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any of the eligible Portfolios and to substitute shares of another Portfolio, or of another open-end, registered investment company, if the shares of an eligible Portfolio are no longer available for investment, or if in Our judgment further investment in any eligible Portfolio should become inappropriate in view of the purposes of the Separate Account. We will not substitute any shares attributable to Your interest in an Investment Account without written notice to You and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional Investment Accounts, each of which would invest in a new Portfolio, or in shares of another open-end registered investment company. We also reserve the right to eliminate existing Investment Accounts. If deemed by Us to be in the best interest of persons having voting rights under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under such Act in the event such registration is no longer required, or it may be combined with other AUL Separate Accounts.

The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the State of Indiana. If required, the approval process is on file with the Commissioner of the state in which this policy is issued.

Section 14. Fixed Account Provisions

Fixed Account Value - The Fixed Account Value of this policy at any time equals:

1.              The total of all Net Premiums allocated to the Fixed Account; plus

2.              The total of all amounts transferred to the Fixed Account from the Variable Account or the Loan Account; plus

3.              Interest credited to the Fixed Account; minus

4.              The total of all amounts transferred from the Fixed Account to the Variable Account or the Loan Account; minus

5.              The total of all Monthly Deductions charged against the Fixed Account; minus

6.              The total of all Partial Surrenders from the Fixed Account.

Fixed Account Interest Rate - The Guaranteed Interest Rate on the Fixed Account is shown on the Policy Data Page. We may credit interest rates in excess of the guaranteed rate.

Section 15. Transfers

Transfers - You may transfer amounts between the Fixed Account and Investment Accounts or among Investment Accounts at any time after the Right to Examine period. The transfer will be made as of the end of the Valuation Period during which We receive the request.

The Minimum Transfer Amount is shown on the Policy Data Page. The transfer must be at least for the minimum amount, or, if less, the entire amount in the Fixed Account or an Investment Account each time that a transfer is made. If after the transfer the amount remaining in any account is less than $25, We reserve the right to transfer the entire amount. Any applicable Transfer Charge shown on the Policy Data Page will be assessed. The charge will be deducted from the account(s) from which the transfer is made on a prorata basis; and, if those remaining account values are not sufficient, from account values determined by Us.

Transfers are made such that the Account Value on the date of transfer will not be affected by the transfer, except for the deduction of any transfer charge.

We reserve the right to limit the number of transfers or to restrict transfers from being made on consecutive Valuation Dates. The Maximum Number of Transfers in any Policy Year is shown on the Policy Data Page. We reserve the right to limit the size of transfers and remaining balances, to require a minimum time period between transfers, to limit the number and frequency of transfers, and to discontinue telephone or internet transfers.

Limitation on Transfer from the Fixed Account — The Maximum Transfer Amount from the Fixed Account per Policy Year is shown on the Policy Data Page.

Section 16. Loans

You may request a loan at any time after the Right to Examine period while the policy is not in the Grace Period. This policy is assigned to Us as sole security for the loan.

If the total indebtedness including interest due and accrued exceeds the Cash Value of the policy, then the policy shall terminate, but not until at least thirty (30) days advance notice of termination is mailed to You and any assignee of record. Refer to the Grace Period section of Your policy.

The Minimum Loan Amount is shown on the Policy Data Page. The maximum amount of a new loan is:

1.              90% of the Account Value; less

2.              Any loan interest due on the next Policy Anniversary; less

3.              Any applicable Surrender Charges; less

4.              Three months of Monthly Deductions; less

5.              Any existing loans and accrued loan interest.

Loan Account - At the time any loan is issued, We transfer an amount equal to the loan from the Investment Accounts and the Fixed Account into a Loan Account as collateral for the loan. On Your loan request, You may specify that the transfer is to be made from specific Investment Accounts or the Fixed Account. If You make no specification, this transfer is made from each account in proportion to the Account Value in the Investment Accounts and the Fixed Account.

Interest Charged on Loans - Interest accrues daily from the date of the loan at the Interest Rate Charged on Loans shown on the Policy Data Page. Interest is due on each Policy Anniversary. Any interest not paid when due will be added to the amount of the loan. We will make a transfer from the Investment Accounts and the Fixed Account into the Loan Account as collateral for the interest due. The transfer is made from each account in proportion to the amount in the account.

Interest Credited on Loans -The Interest Rate Credited on the Loan Account will be at least the guaranteed rate applied to the Fixed Account, and at least the rate shown on the Policy Data Page.  Loan interest that has been credited to the Loan Account will be transferred on each Policy Anniversary to the Investment Accounts and the Fixed Account based on the proportions in Your current premium allocation instructions.

Repayment of Loans - A loan may be paid in full or in part at any time while this policy is in force and the Insured is alive. When a loan repayment is made, the amount of the Loan Account equivalent to the amount of loan repayment is transferred to the Investment Accounts and the Fixed Account based on the proportions in Your current premium allocation instructions.

Unless You request otherwise at the time You make any payments to Us, all amounts You pay to Us while a loan is outstanding will be considered to be premium payments.

A loan has a permanent effect on the policy values even if the loan is repaid, since the Account Value held in the Loan Account as collateral earns different rates than it might have experienced if it were invested in the Investment Accounts or the Fixed Account.

Section 17. Surrender

Partial Surrender — You may surrender part of this policy for cash at any time after the First date a Partial Surrender may be requested as specified on the Policy Data Page by Proper Notice to Us. The amount of any Partial Surrender must be at least equal to the Minimum Partial Surrender Amount shown on the Policy Data Page.

The maximum Partial Surrender amount is the Cash Surrender Value minus the greater of (1) $1,000 or (2) three times the most recent Monthly Deduction.

The amount surrendered is deducted from the Cash Value and therefore also reduces the Cash Surrender Value. The deduction will be made from the Investment Accounts and the Fixed Account in proportion to Your amounts in each account, unless You request deduction from specific Investment Accounts. The Partial Surrender will take effect the date the Proper Notice is signed, subject to any payments made or other actions taken prior to Our receipt of Proper Notice.

Under Death Benefit Option 1:

A Partial Surrender will result in a reduction in the Face Amount by the amount surrendered. Any reduction will be processed in the same manner as a requested decrease (Refer to the Policy Changes section of Your policy). The remaining Face Amount must be at least equal to the Minimum Face Amount shown on the Policy Data Page.

Under Death Benefit Option 2:

An amount equal to any Partial Surrender will be deducted from the Account Value. Partial Surrenders will not affect the Face Amount. Your Death Benefit will continue to be determined in accordance with the Death Benefit section of Your policy.

Full Surrender - At any time after the Right to Examine period, You may surrender this policy for the Cash Surrender Value by Proper Notice to Us. If the policy is surrendered within 30 days following a Policy Anniversary, the Cash Surrender Value paid shall not be less than the value as of the Policy Anniversary. A Full Surrender may be subject to Surrender Charges (Refer to the Policy Charges section of Your policy). The Full Surrender will take effect the date the Proper Notice is signed, subject to any payments made or other actions taken prior to Our receipt of Proper Notice.

Section 18. Guaranteed Death Benefit Provision

Your policy contains a Guaranteed Death Benefit Provision. If the Cash Surrender Value is insufficient to pay the Monthly Deduction, then Your policy will remain in force and will not begin the Grace Period if it satisfies the Guaranteed Death Benefit Test listed below.

If the Cash Surrender Value is sufficient to pay the Monthly Deduction, the policy will not lapse even if the Guaranteed Death Benefit Test is not satisfied.

Payment of additional Premium may be required to keep the policy in force if the Guaranteed Death Benefit Test is not satisfied and the Cash Surrender Value is insufficient to pay the Monthly Deduction.

If the policy is kept in force by the Guaranteed Death Benefit Provision, Monthly Deductions will continue to be charged and will be due when the Guaranteed Death Benefit Provision is no longer in effect.

Guaranteed Death Benefit Test — Your policy will satisfy the test if on any Monthiversary where the Grace Period would normally begin, the Guaranteed Death Benefit Value is greater than $0.

If the Guaranteed Death Benefit Value is less than or equal to $0 on any Monthiversary when the Cash Surrender Value is insufficient to pay the Monthly Deduction, then the Grace Period will begin.

Guaranteed Death Benefit Value — A reference value equal to the Secondary Account value less any Partial Surrenders, any outstanding loans, and loan interest.

Secondary Account — A reference value used only to determine if the requirements for the Guaranteed Death Benefit Provision are met. The Secondary Account has no actual cash value to the policyholder. The Secondary Account value is equal to:

1.             The accumulated value of Premiums paid; plus

2.             Interest accumulated at the Secondary Account Interest Rate; minus

3.             Secondary Account Monthly Deductions; minus

4.             Any Partial Surrenders

Secondary Account Interest Rate — The annual rate at which the Secondary Account accrues interest. The Secondary Account Interest Rate is shown on the Policy Data Page.

Secondary Account Monthly Deductions — The Secondary Account Monthly Deduction is a charge made against the Secondary Account value.

The Secondary Account Monthly Deduction is the sum of:

1.             The Monthly Administrative Charge; plus

2.             The Face Amount Charge(s); plus

3.             The Secondary Account Cost of Insurance; plus

4.             The Asset-Based Charge; plus

5.             The cost for any policy riders.

The Secondary Account Monthly Deduction is deducted on the Policy Date and each Monthiversary. Monthly Deductions due on any Monthiversaries prior to the Issue Date are deducted on the next Monthiversary. The Secondary Account Monthly Deduction is not actually assessed against the policy’s Account Value.

Secondary Account Cost of Insurance - The Secondary Account Cost of Insurance is the current Cost of Insurance rate multiplied by the Secondary Account Net Amount At Risk determined as of the date of the Monthly Deduction.

Secondary Account Net Amount at Risk - The Secondary Account Net Amount At Risk is:

1.     The Death Benefit on the Monthiversary divided by the Death Benefit Discount Factor; less

2.     The Secondary Account Value.

Reinstatement — The Guaranteed Death Benefit Provision will not be reinstated upon reinstatement of the policy.

Section 19. Termination of the Policy

Grace Period - Unless the policy satisfies the Guaranteed Death Benefit Provision (described in Section 18), the Grace Period begins on the Monthiversary when the Cash Surrender Value is less than the Monthly Deduction. We will send You written notice of the Grace Period and the amount of the premium due. The amount of the premium due will be the lesser of:

1.                                      The amount required to bring the Cash Surrender Value positive plus three (3) Monthly Deductions; or

2.                                      The amount required to bring the Guaranteed Death Benefit Provision Secondary Account positive plus three (3) Monthly Deductions

This notice will be sent to the last known address of the owner and any assignee of record at least thirty-one (31) days before termination. The Grace Period shall terminate no less than sixty-one (61) days after the Monthiversary. If the premium due is not paid by the end of the Grace Period, all insurance stops and the policy terminates without value. For payment sent by U. S. Mail, the premium is considered paid if it is postmarked within the Grace Period.

Termination - This policy will terminate, and all insurance will stop upon the first of the following to occur:

1.                                      As of the end of the Valuation Period during which We receive Proper Notice from You to surrender the contract; or

2.                                      The date of death of the Insured; or

3.                                      At the end of the Grace Period if the premium due is not paid.

4.                                      We are prohibited from engaging in any transactions with the Owner because the Owner is listed on any US Government sanctions list.

Reinstatement - You may reinstate this policy by Proper Notice to Us within (5) years of the date the policy terminated if:

1.                                      The policy had not been surrendered for its Cash Surrender Value; and

2.                                      Satisfactory evidence of insurability of the Insured is provided to Us. This may include, but is not limited to, completion of an application; and

3.                                      Payment of sufficient premiums to cover past due Monthly Deductions during the Grace Period and any premium necessary to keep this policy in force for three (3) months; and

4.                                      Interest on any loan amount which is reinstated is paid at the annual rate applicable to policy loans during the period of lapse, from the time the Grace Period ended.

The effective date of the reinstatement is the next Monthiversary following Our approval of the reinstatement. The Guaranteed Death Benefit Provision will not be reinstated.

The Account Value on the effective date of reinstatement is equal to the Account Value at the time of termination adjusted for past due charges during the Grace Period, plus the premium paid at the time of reinstatement. The Surrender Charge will be based on the number of Policy Years from the original Policy Date.

Section 20. Other Policy Provisions

Deferral of Payments

Fixed Account - We may defer any payment from the Account Value or a loan request for up to six (6) months. If We do, interest on the Fixed Account will continue to be earned at the declared rates.  We will not defer any amounts needed to pay premiums for other policies in force with Us.

Variable Account - While payments will generally be made within 7 days of a request in good order, We may defer the determination and payment of all benefits for any period under which the New York Stock Exchange is closed for trading (except normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical.

Annual Statement - At least once a year We will send You a statement showing:

1.              The beginning and end dates of the current statement period;

2.              The Account Value, if any, at the beginning of the current statement period and at the end of the current statement period;

3.              Amounts debited or credited identified by type.  For example, premium payments, Cost of Insurance, expense charges and surrender amounts;

4.              Amounts at the end of the current statement period for:

a. Current Death Benefit;

b. Cash Value, if any;

c. Amount of outstanding loans, if applicable.

If the Cash Surrender Value is such that it will not maintain insurance in force until the end of the next reporting period, a notice of this will be included in the statement.

You may request other information about this policy, including a hypothetical illustration of future policy benefits and values, once a year and without charge. After one (1) illustration per year is provided at no cost, We may charge an amount not to exceed $50.00 for subsequent requests.

Conformity with Laws - We reserve the right to make any changes without Your consent which are necessary to comply with any federal or state statute, rule, or regulation.

Computations - Calculations are based on the mortality table referenced on the Table of Monthly Guaranteed Maximum Cost of Insurance Rates. Interest on amounts allocated to the Fixed Account is compounded daily.

A statement of the basis of the charges and the method of computation has been filed with the Interstate Insurance Product Regulation Commission.

Any Cash Values available under this policy are not less than the minimum vales and benefits required under the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.

Conformity with Interstate Insurance Product Regulation Commission Standards — This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of the policy that on the policy’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type in effect as of the provision’s effective date of Commission policy approval is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission policy approval.

Section 21. Settlement Options

Options- All or any part of the proceeds paid at death or upon full surrender of this policy may be paid in one lump sum or according to the following options:

1.              Income for a Fixed Period. Income payments are payable in equal monthly installments for a specified number of years, subject to a minimum of three (3) years and a maximum of twenty (20). If the payee dies before the end of the fixed period, payments will continue to the payee’s beneficiary until the end of the fixed period.

2.              Income for Life. The payee receives equal monthly income payments as long as the payee is living. Income payments stop when the payee dies.

3.              Life with Guaranteed Period. The payee receives income payments for the longer of the life of the payee or a guaranteed period of five (5) or more years as selected and agreed to by Us. If the payee dies before the end of the guaranteed period, the remaining income payments due during the guaranteed period will be made to the payee designated by the Owner. Income payments stop the later of the date a payee dies or the date the guaranteed period ends.

4.              Joint and Survivor Life Policy. The payee receives income payments as long as payee is living. After a payee dies, the joint payee receives a specified percentage of each income payment as long as the joint payee is living. You name the joint payee and payment percentage at the time You elect this option. Income payments stop the date the joint payee dies.

5.              Joint and Survivor Life Income with Guaranteed Period. The payee receives income payments as long as a payee is living. The full income payment will be paid until the end of the guaranteed period. If a payee is alive when the guaranteed period ends, the full income payment will continue to be paid. If a payee dies, the joint payee is alive, and the guaranteed period has ended, a percentage of the income payment amount will continue to be paid as long as the joint payee is alive. If a payee dies and the joint payee is living, income payments will be made to the joint payee. You name the joint payee and payment percentage at the time You elect this option. The guaranteed period must be for a period of three (3) or more years as selected by You and agreed to by Us.

If monthly income payments are not at least the minimum amount as shown on the Policy Data Page, We may pay You a lump sum payment of the income payments, and Your policy will be terminated.

At the time of their commencement, any benefits provided under an Income Payment Option will not be less than those provided by the application of the Cash Surrender Value to purchase a single consideration immediate annuity contract at purchase rates offered by Us at the time to the same class of payees.

We guaranteed purchase rates based on the Guaranteed Interest Rate for Income Payment Options and the Guaranteed Mortality Table for Income Payment Options as shown on the Policy Data Page.

Selection - You may select or change an option by giving Us Proper Notice prior to the settlement date.  If no option is in effect on the settlement date, the payee may select an option. If this policy is assigned or if the payee is a corporation, association, partnership, trustee or estate, a settlement option will be available only with Our consent.

Payments - We will determine the amount payable under any settlement option. The minimum interest rate used in computing payments under all settlement options will be 2% per year. The settlement option tables show the guaranteed monthly payments available under options 1, 2 and 3. The amounts shown are for exact Adjusted Ages. The values for other Ages and fractional Ages not shown will be calculated on the same basis as those shown and will be furnished upon request.

If the monthly payment under a chosen settlement option is less than $100, We may require that payments be made on a less frequent basis.

Adjusted Age - An adjusted age is calculated as follows:

1.              Determine a payee’s actual age in years and full months on the date payments are to begin;

2.              Subtract 1.5 months for each year the payee’s year of birth exceeds 1900.

Death of Last Payee - If a payee dies and there is no surviving payee, We will pay a single sum to such payee’s estate. The final payment will be the commuted value of any remaining guaranteed payments.

Claims of Creditors - Settlement option payments will be exempt from the claims of creditors to the maximum extent permitted by law.

NOTICE OF ANNUAL MEETING

By-law, Art. II, Sec. 2:  The regular annual meeting of the members of American United Mutual Insurance Holding Company shall be held at its principal place of business on the third Thursday in February each year at ten o’clock A.M. local time or at such other location, place, or time as may be designated by the Board of Directors.  The election of directors shall be held at the annual meeting.

American United Life Insurance Company®

Indianapolis, Indiana

READ YOUR POLICY CAREFULLY

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE UNIVERSAL LIFE INSURANCE

NON-PARTICIPATING

PERIOD OF COVERAGE NOT GUARANTEED

This policy is a legal contract between the owner and AUL.